Exhibit 99.1
NOT FOR IMMEDIATE RELEASE
INSULET REPORTS SECOND QUARTER 2007 RESULTS
OmniPod Customers Nearly Double in First Half of 2007
BEDFORD, MA, August 14, 2007 — Insulet Corporation (NASDAQ: PODD), the manufacturer and marketer of the OmniPod Insulin Management System, today announced financial results for its second quarter ended June 30, 2007.
Second quarter 2007 revenue increased 265% to $3.2 million from $0.9 million in the second quarter of 2006. On a sequential basis, revenue rose 60% from $2.0 million in the first quarter of 2007. At the end of the second quarter of 2007, approximately 2,450 customers were using the OmniPod System, up 40% from approximately 1,750 customers at the end of the first quarter of 2007. In the first half of 2007, the number of customers using the OmniPod System nearly doubled from 1,252 users at the end of 2006.
Net loss for the second quarter of 2007 was $12.7 million, or a net loss of $0.99 per share, compared to a net loss of $8.7 million or a net loss of $24.77 per share for the second quarter of 2006. Total operating expenses rose to $8.7 million in the second quarter of 2007 from $5.3 million in same period in 2006. The majority of this increase was related to increased sales and marketing expenses.
“Our strong top line growth this quarter puts us on track to achieve our goals for 2007. We’ve almost doubled the number of customers using the OmniPod System since the beginning of this year, demonstrating a clear market need for this innovative product,.” said Duane DeSisto, Insulet’s president and chief executive officer. ”We continued to make progress in expanding our manufacturing capacity, which enabled us to expand availability into new territories at the end of the quarter.”
For the six months ending June 30, 2007, revenue increased to $5.2 million from $1.1 million in the same period of 2006. Net loss for the first six months of 2007 was $24.2 million, or a net loss of $3.63 per share, compared to a net loss of $15.7 million, or a net loss of $45.89 per share, for the same period in 2006. Operating expenses for first six months of 2007 increased to $17.0 million from $9.7 million for the same period in 2006, primarily driven by increased sales and marketing expenses.
As of June 30, 2007, Insulet’s cash and cash equivalents totaled $119.8 million, including net proceeds of $113.4 million from the Company’s initial public offering, compared to $33.2 million at December 31, 2006.

Recent Highlights
•	Insulet continues to make progress in expanding its manufacturing capacity, a critical element of the Company’s strategy to increase volume and reduce per unit production costs. During the second quarter, Insulet received the first commercial chassis sub assemblies from its manufacturing partner, Flextronics Marketing (L) Ltd. — a subsidiary of Flextronics International Ltd.

•	In the second quarter, Insulet expanded its sales force into new geographic territories in the US. In addition to the original launch on the East Coast, sales coverage included the Mid West, and was expanded to parts of the South West and West Coast at the end of the quarter.

•	At the American Diabetes Association’s 67th Annual Scientific Sessions in June, results of a study conducted by Dr. Howard Zisser were presented. The study found that short-term interruptions of continuous subcutaneous insulin infusion therapy can result in significant glucose elevation in Type 1 diabetes patients. This study, supported with a grant from Insulet, points to the potential benefits of insulin delivery systems which do not require disconnection, such as the OmniPod Insulin Management System.

•	At several recent trade shows for health care professionals (AACE, ADA, AADE) and consumers (Children with Diabetes), Insulet utilized its Patient Demonstration Kit (PDK) to provide hundreds of show attendees free saline trials of the OmniPod System. The PDK enables potential referral sources and customers to wear the OmniPod and experience virtually pain-free cannula insertion. This trial program is unique to the OmniPod System and is designed to expand the market for insulin pump therapy.
Financial Outlook for 2007
For the full year 2007, Insulet maintains its previously communicated guidance for 2007 revenue to be in the range of $10 — 12 million. The Company anticipates that its quarterly net losses into 2008 will be at approximately the same level or higher compared to the net loss in the second quarter of 2007 as the Company continues to invest in expanding its manufacturing capacity and the sales and marketing capabilities.
Conference Call
Insulet will host a conference call on Wednesday, August 15, 2007 at 8AM Eastern time to discuss the Company’s second quarter 2007 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 866-761-0749 for domestic callers and 617-614-2707 for international callers. The passcode is 60482015. A replay of the conference call will be available two hours after the start of the call through September 14, 2007 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 89202010. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com
Forward- Looking Statement

This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its revenues, patient base, manufacturing capacity, expenses, product costs, sales and marketing efforts and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with Insulet’s dependence on the OmniPod System; Insulet’s ability to achieve and maintain market acceptance of the OmniPod System; potential manufacturing problems, including damage, destruction or loss of any or Insulet’s automated assembly units or difficulties in implementing its automated manufacturing strategy; potential problems with sole source or other third-party suppliers on which Insulet is dependent; Insulet’s ability to obtain favorable reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; adverse regulatory or legal actions relating to the OmniPod System; the potential violation of federal or state laws prohibiting “kickbacks” and false and fraudulent claims or adverse affects of challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; risks associated with potential future acquisitions; Insulet’s ability to maintain compliance with the restrictions and covenants contained in its existing credit and security agreement; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in the section of its prospectus, dated May 14, 2007, filed with the Securities and Exchange Commission on May 15, 2007 entitled “Risk Factors” and its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
Selected Financial Data (unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(In thousands, except share and per share data)
Revenue	$3,212	$880	$5,220	$1,102
Cost of revenue	6,899	4,586	11,471	7,339

Gross loss	(3,687)	(3,706)	(6,251)	(6,237)
Operating expenses:
Research and development	2,520	2,053	4,990	3,808
General and administrative	2,798	1,773	5,457	3,324
Sales and marketing	3,404	1,475	6,508	2,545

Total operating expenses	8,722	5,301	16,955	9,677

Operating loss	(12,409)	(9,007)	(23,206)	(15,914)
Interest income	713	563	1,017	798
Interest expense	(986)	(269)	(1,969)	(537)
Change in value of preferred stock warrant liability	10	—	(74)	—

Net loss	(12,672)	(8,713)	(24,232)	(15,653)
Accretion of redeemable convertible preferred stock	—	—	—	(222)

Net loss attributable to common shareholders	$(12,672)	$(8,713)	$(24,232)	$(15,875)

Net loss per share basic and diluted	$(0.99)	$(24.77)	$(3.63)	$(45.89)

Weighted-average number of shares used in calculating net loss per share	12,791,190	351,748	6,671,807	345,959

CONDENSED CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	June 30	December 31,
	2007	2006
	(In thousands)
Cash	$119,818	$33,231
Total assets	$149,140	$57,140
Deferred revenue	$763	$284
Redeemable convertible preferred stock	$—	$119,509
Total stockholders’ equity (deficit)	$109,520	$(101,765)